Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Second Quarter and Year-to-Date 2005
Results

          COSTA MESA, Calif., July 18 /PRNewswire-FirstCall/ -- Pacific Premier Bancorp, Inc.  (Nasdaq: PPBI) (the “Company”), the holding company of Pacific Premier Bank, F.S.B., (the “Bank”), announced its results of operations for the quarter and six months ended June 30, 2005.  The Company recorded second quarter net income of $2.1 million, or $0.31 per diluted share, compared to net income of $1.4 million, or $0.21 per diluted share for the second quarter of 2004, an increase of 52.1% in net income.  The net income for the six months ended June 30, 2005 was $3.7 million, or $0.56 per diluted share, compared to net income of $4.3 million, or $0.65 per diluted share for the six months ended June 30, 2004. All diluted earnings per share amounts have been adjusted to reflect warrants and stock options outstanding.

          The results for the first six months of 2004 included a total of $3.1 million of interest income and gain on sale income generated from the Company’s Participation Contract compared to $847,000 in other income that the Company has received during the six months ended June 30, 2005.

          Return on average assets (ROAA) for the three months ended June 30, 2005 was 1.38%, compared to 1.35% for the same period in 2004.  The Company’s return on average equity (ROAE) for the three months ended June 30, 2005 was 17.54% compared to 13.22% for the three months ended June 30, 2004.  The Company’s basic and diluted book value per share increased to $9.05 and $7.60, respectively, at June 30, 2005, reflecting an annualized increase of 16.2% and 14.7% from December 31, 2004.

          Steven R. Gardner, President and Chief Executive Officer, stated “Our financial results continue to benefit from the strategies we implemented over the past two years, namely the growth in the loan portfolio of adjustable rate loans, our focus of diversifying the balance sheet, and increasing core deposits through developing business banking relationships.  We recently closed escrow on the purchase of a building where we will relocate our Huntington Beach branch and are finalizing lease negotiations for what will be our fourth branch scheduled to open sometime in the second half of this year. We continue to assess other markets to determine the best location for the anticipated opening of our fifth branch later this year.”

          For the three and six months ended June 30, 2005, net interest income increased to $4.3 million and $8.4 million, respectively, from $4.0 million and $7.8 million for the same periods a year earlier.  The increase for the six month period is predominately attributable to a 70.1% increase in the average loans outstanding, or $211.5 million, over the prior year period, which was partially offset by increases in the average borrowings and deposits outstanding of $153.6 million and $47.3 million, respectively.  Additionally, the Company received no interest income from the Participation Contract in 2005 compared to $1.6 million in the first six months of 2004.

          The net interest margin for the quarter ended June 30, 2005 was 2.93% compared to 4.10% for the same period a year ago.   The elimination of the Participation Contract interest income represents 58.1% of the decrease in the net interest margin.  The remaining decrease was primarily attributable to increases in the average cost of deposits and borrowings of 56 and 127 basis points, respectively.  The increase in the cost of funds is attributable to the overall rising interest rate environment and strong competitor deposit pricing within the Bank’s primary markets.

          The provision for loan losses was $90,000 and $235,000 for the three and six months ended June 30, 2005, compared to $208,000 and $264,000 for the same periods in 2004.  The decrease in the provision for the three months ended June 30, 2005 compared to the same period in 2004 is primarily due to a smaller increase in loan growth during the second quarter of 2005 by $24.0 million compared to the same period in 2004.

          Noninterest income was $1.3 million and $1.9 million for the three and six months ended June 30, 2005, compared to $524,000 and $2.5 million for the same periods ended June 30, 2004.  The increase in noninterest income for the three month period is primarily due to the sale of charged-off loans associated with the Participation Contract that generated a nonrecurring gain of $716,000 as well as $307,000 in prepayment penalty income received from the early pay-off of $13.2 million of loans.  The decrease in noninterest income over the six month period is due to a $1.6 million gain from the sale of the 1998-1 residual interest component of the Participation Contract in March of 2004.

          Noninterest expenses were $2.9 million and $5.7 million for the three and six months ended June 30, 2005, respectively, compared to $2.7 million and $5.5 million for the same periods ended June 30, 2004.  The increase in noninterest expense for the three and six months were the result of an increase in compensation and benefits of $170,000 and $436,000, respectively, which was partially offset by decreases in nearly all other noninterest expense categories.  At June 30, 2005, the Company had 83 full-time equivalent employees compared to 77 at June 30, 2004.

          The Company’s tax provision for the three and six months ended June 30, 2005 was $502,000 and $658,000, respectively.  For the same periods a year earlier, the tax provision was $194,000 and $206,000, respectively.  The Company benefited from a reduction in its valuation allowance for deferred taxes in the three and six months ended June 30, 2005 and for the three and six months ended June 30, 2004 of $500,000, $1.0 million, $472,000, and $1.1 million, respectively.  The Company’s valuation allowance for deferred taxes was $3.0 million at June 30, 2005.

          Total assets of the Company were $634.5 million as of June 30, 2005, compared to $543.1 million as of December 31, 2004.  The $91.3 million or 16.8% increase in total assets was the result of increases of $82.2 million, or 17.5%, in net loans and $5.5 million in federal funds sold.   The increase in net loans was the result of $119.5 million in new adjustable rate income property loans and $3.4 million of business loans originated during the first two quarters of 2005, which was partially offset by $10.3 million of multi- family loans which were sold for a net gain of $94,000.

          Mr. Gardner, in discussing the Bank’s loan volume, stated “During 2005, more multi-family borrowers have opted for fixed rate financing rather than monthly adjustable loans.  Consistent with our strategy implemented in the second quarter of 2004, we have focused on originating adjustable loans and thus this has impacted our origination volumes for the first half of the year. As a result, the Bank’s total loan origination decreased this quarter by $21.1 million to $52.8 million compared to the second quarter of 2004. The decrease is concentrated in multi-family loans while the origination of higher yielding commercial real estate loans has increased by 29% over last year’s quarter.  The pipeline at the end of the quarter was $62.0 million, a decline of $26.7 million from the second quarter of 2004.  We will continue to monitor the interest rate environment and the Bank’s overall interest rate risk levels and when we can profitably offer fixed rate loans, we shall.”

          The allowance for loan losses increased by $153,000 to $2.8 million as of June 30, 2005 compared to December 31, 2004.   The allowance for loan losses as a percent of non-accrual loans was 195% and 111% as of June 30, 2005 and December 31, 2004, respectively.  Net non-accrual loans and other real estate owned were $1.3 million and $247,000, respectively, at June 30, 2005, compared to $2.1 million and $351,000, respectively, as of December 31, 2004.  The ratio of net nonperforming assets to total assets at June 30, 2005 was 0.24%. All nonperforming assets are concentrated in the Bank’s single family residential loans and are associated with its prior origination of sub-prime mortgages, which were discontinued in 2000.

          Total deposits were $297.8 million as of June 30, 2005, compared to $288.9 million at December 31, 2004.  The increase in deposits is comprised of an increase of $3.5 million in transaction accounts and $6.0 million of brokered certificate of deposits, which was partially offset by a decrease in retail certificates of deposits of $616,000.  The cost of deposits as of June 30, 2005 was 2.59%, an increase of 41 basis points since December 31, 2004.

          At June 30, 2005, total borrowings of the Company amounted to $274.4 million, a 39.7% increase from December 31, 2004 and were comprised of the Bank’s $235.0 million and $3.9 million of FHLB term borrowings and overnight advances, respectively, $35.5 million of other borrowings and the Company’s $10.3 million of subordinated debentures which were used to fund the issuance of trust preferred securities.  The total cost of the Company’s borrowings and deposits at June 30, 2005 was 2.93% compared to 2.33% at December 31, 2004.

          The Bank’s tier 1 (core) capital and total risk-based capital ratios at June 30, 2005 were 8.27% and 12.59%, respectively.  The minimum ratios for well-capitalized banks are 5.00% and 10.00% for tier 1 (core) capital and risk-based capital, respectively.

          The Company owns all of the capital stock of the Bank, a federal savings bank.  Since 2002, the Bank has successfully implemented a community banking business model.  We currently provide business and consumer banking products to our customers through our three branches in Southern California located in the cities of San Bernardino, Seal Beach and Huntington Beach.  The Bank at June 30, 2005, had total assets of $631.4 million, net loans of $552.4 million, total deposits of $300.7 million, and total equity capital of $52.2 million.

          FORWARD-LOOKING COMMENTS
          The statements contained herein that are not historical facts are forward looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  Actual results may differ from those projected in the forward-looking statements.  These forward-looking statements involve risks and uncertainties.  These include, but are not limited to, the following risks: (1) changes in the performance of the financial markets, (2) changes in the demand for and market acceptance of the Company’s products and services, (3) changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing, (4) the effect of the Company’s policies, (5) the continued availability of adequate funding sources, and (6) various legal, regulatory and litigation risks.

          Contact:

          Pacific Premier Bancorp, Inc.

         Steven R.  Gardner
          President/CEO
          714.431.4000

          John Shindler
          Executive Vice President/CFO
          714.431.4000

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
(In thousands)

	June 30, 2005	December 31, 2004

	(Unaudited)	(Audited)
ASSETS
Cash and due from banks	$3,155	$3,003
Federal Funds Sold	18,500	13,000
Cash and cash equivalents	21,655	16,003
Investment securities available for sale	36,183	36,455
Investment securities held to maturity	11,230	8,389
Loans held for sale	452	532
Loans held for investment, net of allowance for loan losses of $2,779 in 2005 and $2,626 in 2004 respectively	552,085	469,822
Accrued interest receivable	2,529	1,938
Foreclosed real estate	247	351
Premises and equipment	5,115	5,244
Deferred income taxes	3,894	3,473
Other assets	1,079	917
Total assets	$634,469	$543,124
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts
Transaction accounts	$78,631	$75,170
Certificates of deposit	219,135	213,717
Total Deposits	297,766	288,887
Other borrowings	274,426	196,400
Subordinated debentures	10,310	10,310
Accrued expenses and other liabilities	4,394	3,499
Total liabilities	586,896	499,096
STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value	53	53
Additional paid-in capital	67,553	67,564
Accumulated deficit	(19,592)	(23,280)
Unrealized loss on available for sale securities, net of tax	(441)	(309)
Total stockholders’ equity	47,573	44,028
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$634,469	$543,124

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENT
UNAUDITED (In thousands, except per share data)

	Three Months Ended		Six Months Ended

	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

INTEREST INCOME:
Loans	$7,588	$4,643	$14,355	$8,696
Other interest-earning assets	473	1,057	912	2,269
Total interest income	8,061	5,700	15,267	10,965
INTEREST EXPENSE:
Interest-bearing deposits	1,911	1,290	3,591	2,508
Other borrowings	1,749	354	3,015	586
Subordinated debentures	149	98	283	106
Total interest expense	3,809	1,742	6,889	3,200
NET INTEREST INCOME	4,252	3,958	8,378	7,765
PROVISION FOR LOAN LOSSES	90	208	235	264
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,162	3,750	8,143	7,501
NONINTEREST INCOME:
Loan servicing fee income	336	99	488	243
Bank and other fee income	131	152	259	293
Net gain from loan sales	25	58	94	58
Net gain from investment securities	—	—	—	1,573
Other income	788	215	1,065	316
Total noninterest income	1,280	524	1,906	2,483
NONINTEREST EXPENSE:
Compensation and benefits	1,811	1,641	3,700	3,264
Premises and occupancy	321	334	643	697
Data processing	80	74	163	153
Net (gain) loss on foreclosed real estate	(16)	23	(25)	41
Other expense	691	658	1,222	1,347
Total noninterest expense	2,887	2,730	5,703	5,502
NET INCOME BEFORE TAXES	2,555	1,544	4,346	4,482
PROVISION FOR INCOME TAXES	502	194	658	206
NET INCOME	$2,053	$1,350	$3,688	$4,276
Basic Average Shares Outstanding	5,258,738	5,255,072	5,258,738	5,255,072
Basic Earnings per Share	$0.39	$0.26	$0.70	$0.81
Diluted Average Shares Outstanding	6,558,718	6,559,354	6,628,863	6,567,392
Diluted Earnings per Share	$0.31	$0.21	$0.56	$0.65

PACIFIC PREMIER BANCORP AND SUBSIDIARY
Statistical Information
UNAUDITED (In thousands)

	As of June 30, 2005	As of December 31, 2004	As of June 30, 2004

Asset Quality:
Non-accrual loans, net of specific allowance	$1,256	$2,127	$2,077
Real estate owned	$247	$351	$531
Nonperforming assets, net of specific allowance	$1,503	$2,477	$2,578
Net charge-offs (recoveries) for the quarter ended	$78	$22	$67
Allowance for loan losses	$2,779	$2,626	$2,195
Net charge-offs to average loans, annualized	0.06%	0.02%	0.08%
Net non-accrual loans to total loans	0.23%	0.45%	0.59%
Net non-accrual loans to total assets	0.20%	0.39%	0.61%
Net non-performing assets to total assets	0.24%	0.46%	0.61%
Allowance for loan losses to total loans	0.50%	0.56%	0.62%
Allowance for loan losses to non-accrual loans	194.59%	110.77%	96.36%
Average Balance Sheet: for the Quarter ended
Total assets	$595,977	$498,054	$401,330
Loans	$533,084	$438,727	$325,895
Deposits	$296,884	$282,491	$256,695
Borrowings	$238,018	$156,964	$90,810
Subordinated debentures	$10,310	$10,310	$10,310
Share Data:
Basic book value	$9.05	$8.37	$7.88
Diluted book value	$7.60	$7.08	$6.68
Closing stock price	$10.71	$13.26	$10.65
Pacific Premier Bank Capital:
Tier 1 (core) capital	$52,232	$49,071	$38,163
Tier 1 (core) capital ratio	8.27%	9.09%	9.10%
Total risk-based capital ratio	12.59%	13.59%	13.61%
Loan Portfolio
Real estate loans:
Multi-family	$446,818	$394,582	$286,600
Commercial	87,833	54,502	34,524
One-to-four family	17,780	22,347	29,696
Business loans	1,346	103	—
Other loans	25	75	1,337
Total gross loans	$553,802	$471,609	$352,157

	3 months ended June 30, 2005	3 months ended June 30, 2004

Profitability and Productivity:
Return on average assets	1.38%	1.35%
Return on average equity	17.54%	13.22%
Net interest margin	2.93%	4.10%
Non-interest expense to total assets	1.82%	2.58%
Efficiency ratio	52.48%	60.40%

SOURCE  Pacific Premier Bancorp, Inc.
    -0-                             07/18/2005
    /CONTACT:  Steven R. Gardner, President/CEO, or John Shindler, Executive
Vice President/CFO, both of Pacific Premier Bancorp, Inc., +1-714-431-4000